Exhibit 10.1

Execution Version

ROYALTY Purchase Agreement

By and Between

Aptevo therapeutics Inc.

and

HealthCare Royalty Partners IV, L.P.

Dated as of March 30, 2021

THIS DOCUMENT SHALL BE KEPT CONFIDENTIAL PURSUANT TO THE TERMS OF THE CONFIDENTIALITY AGREEMENT ENTERED INTO BETWEEN THE SELLER AND THE RECIPIENT HEREOF AND, IF APPLICABLE, ITS AFFILIATES, WITH RESPECT TO THE SUBJECT MATTER HEREOF

Table of Contents

ii

List of Exhibits

ABill of Sale and Assignment

BDisclosure Schedules

CPfizer Instruction Letter

DLegal Opinion

EEscrow Agreement

FLicense Agreement

iii

ROYALTY Purchase Agreement

This Royalty Purchase Agreement is dated as of March 30, 2021 (this “Agreement”), by and between Aptevo Therapeutics Inc., a Delaware corporation (“Seller”), and Healthcare Royalty Partners IV, L.P., a Delaware limited partnership (“Buyer”).

Recitals

WHEREAS, Seller (as assignee of Emergent BioSolutions Inc., the successor to Trubion Pharmaceuticals, Inc.) entered into that certain Collaboration and License Agreement, dated as of December 19, 2005, as amended or modified by (i) that certain Amendment No. 1 to the Collaboration and License Agreement, dated as of November 30, 2006, (ii) that certain Amendment No. 2 to the Collaboration and License Agreement, dated as of April 12, 2010, (iii) that certain Amendment No. 3 to the Collaboration and License Agreement, dated as of May 18, 2011, (iv) that certain Amendment No. 4 to the Collaboration and License Agreement, dated as of June 6, 2011 and (v) that certain termination notice from Pfizer Inc. (as successor and assign of all of the rights, obligations and interests of Wyeth LLC, acting through its Wyeth Pharmaceuticals Division) (“Pfizer”) dated June 22, 2012 and received by Seller on June 25, 2012 (the “License Agreement Termination Notice”) and as further amended, restated, supplemented or modified from time to time (the “License Agreement”) pursuant to which Pfizer obtained from Seller certain exclusive rights to develop, manufacture and commercialize certain licensed products, as more fully set forth therein; and

WHEREAS, Seller desires to sell, transfer, assign and convey to Buyer, and Buyer desires to purchase, acquire and accept from Seller, all of Seller’s right, title and interest in and to the Purchased Assets (as defined below), for the consideration and on the terms and subject to the conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, intending to be legally bound, Seller and Buyer hereby agree as follows:

ARTICLE I

Definitions; Interpretation

Section 1.1Definitions.  As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, such first Person.

“Additional Amounts” means any additional amounts paid to the Buyer pursuant to Section 6.3 in respect of Indemnified Taxes.

Signature Page to Royalty Purchase Agreement

“Applicable Law” means, with respect to any Person, all laws, rules, regulations, codes and orders of Governmental Authorities applicable to such Person or any of its properties or assets.

“Applicable Percentage” means, (i) from the date of this Agreement until the Buyer receives the Cap Amount, 100% and (ii) from and after receipt by Buyer of the Cap Amount, 50%. For the avoidance of doubt, in determining whether the Buyer has received the Cap Amount, the amount received by the Buyer will include any Additional Amounts received by the Buyer and will not include any Indemnified Taxes payable (whether payable through withholding or directly by the Buyer) in respect of any amounts payable to the Buyer under this Agreement (including in respect of any Additional Amounts).

“Applicable Withholding Certificate” means a valid and properly executed IRS Form W-9 (or any applicable successor form) certifying that Buyer is a “United States person” as defined in Section 7701(a)(30) and is exempt from United States federal backup withholding (including backup withholding) tax with respect to all payments in respect of the Purchased Assets.

“Bill of Sale and Assignment” means that certain bill of sale and assignment, substantially in the form of Exhibit A attached hereto, entered into by Seller and Buyer as of the Closing.

“Business Day” means any day other than (a) a Saturday or Sunday or (b) a day on which banking institutions located in New York, New York, are permitted or required by Applicable Law to remain closed.

“Buyer Material Adverse Effect” means any material adverse effect on any one or more of the following: (a) the ability of Buyer to consummate the transactions contemplated by the Transaction Documents and perform its obligations under the Transaction Documents or (b) the validity or enforceability of the Transaction Documents against Buyer or the rights of Seller thereunder.

“Cap Amount” means an amount equal to 190% of the Purchase Price

“CD20 Biosimilar Product Net Sales” has the meaning given to such term in the License Agreement.

“CD20 Biosimilar Products” has the meaning given to such term in the License Agreement.

“CD20 Biosimilar Royalty Period” has the meaning given to such term in the License Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commercially Reasonable Efforts” means the efforts Seller would reasonably be expected to expend if Seller had the sole right, title and interest in and to the Purchased Asset to which such efforts relate.

“Consent” means any consent, approval, license, permit, order, authorization, registration, filing or notice.

“Contract” means any contract, license, indenture, instrument, arrangement, understanding or agreement.

“Control” and its derivatives mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or other voting interests, by contract or otherwise.

“Escrow Account” means that certain bank account established pursuant to the Escrow Agreement and controlled by the Escrow Agent.

“Escrow Agent” means Citizens Bank, N.A., as escrow agent.

“Governmental Authority” means the government of the United States, any other nation or any political subdivision thereof, whether state or local, and any agency, authority (including supranational authority), branch, commission, instrumentality, regulatory body, court, tribunal or arbitral or judicial body or other Person exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Indemnified Tax” means any withholding tax imposed by any Governmental Authority in any jurisdiction as a result of any action or inaction of Seller, including (i) a redomiciling of Seller to another jurisdiction and (ii) any failure of Seller to provide any applicable documentation permitting such payments to be made without (or at a reduced rate of) withholding that is reasonably requested by Buyer and that Seller is legally eligible to provide.

“Judgment” means any judgment, order, writ, stipulation, consent order, injunction or decree.

“Knowledge of Seller” means the actual knowledge of each of the following officers of Seller: the Chief Executive Officer, Chief Financial Officer, General Counsel and Vice President, Finance, and such knowledge as would be imputed to such individuals upon due inquiry; provided, however, that due inquiry shall not require Seller to contact Pfizer.

“MidCap” means MidCap Financial Trust, a Delaware statutory trust.

“MidCap Collateral Assignment” means that certain Collateral Assignment, dated as of August 5, 2020, by Seller and Aptevo Research & Development LLC in favor of MidCap, as agent for the lenders from time to time party to the MidCap Credit Agreement.

“MidCap Credit Agreement” means that certain Credit and Security Agreement, dated as of August 5, 2020, by and among Seller and Aptevo Research & Development LLC, as borrowers, the financial institutions from time to time a party thereto, as lenders, and MidCap, as agent.

“Milestone Payment” means the amount based on the applicable level of Net Sales in a calendar year as set forth in the chart below:

Milestone Payment Tiers based on Annual Net Sales (the “Sales Tier”)	Milestone Payment
A. Annual Net Sales in calendar year 2021 equal to or in excess of $350,000,000	$3,500,000
B. Annual Net Sales in calendar year 2021 equal to or in excess of $395,000,000	$6,500,000
C. Annual Net Sales in calendar year 2022 equal to or in excess of $450,000,000	$2,500,000
D. Annual Net Sales in calendar year 2022 equal to or in excess of $500,000,000	$4,500,000
E. Annual Net Sales in calendar year 2022 equal to or in excess of $525,000,000	$5,500,000
F. Annual Net Sales in calendar year 2023 equal to or in excess of $570,000,000	$10,000,000

“Net Sales” has the meaning given to such term in the License Agreement.

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, association, unincorporated organization, Governmental Authority or other entity or organization.

“Relevant Obligations” means confidentiality obligations of Disclosing Party or any of its Affiliates under any agreement with a third party (including, without limitation, the License Agreement) to which any Confidential Information is subject.

“Representatives” means, collectively, with respect to any Person (a) any direct or indirect stockholder, member or partner of such Person and (b) any directors, officers, employees, agents, advisors or other representatives (including attorneys, accountants, consultants, scientists and financial advisors, lenders and investors) of such Person.

“Royalty Payment” means each royalty payment payable by Pfizer pursuant to Section 5.4.7 of the License Agreement in respect of the aggregate CD20 Biosimilar Product Net Sales obtained by Pfizer and its sublicensees from the sale of CD20 Biosimilar Products during the CD20 Biosimilar Royalty Period.

“Royalty Reports” means the quarterly reports described in Section 5.5.2 of the License Agreement in respect of CD20 Biosimilar Product Net Sales of the CD20 Biosimilar Products.

“Seller Material Adverse Effect” means (a) a material adverse effect on any one or more of the following: (i) the ability of Seller to consummate the transactions contemplated by the Transaction Documents and perform its obligations under any of the Transaction Documents or the License Agreement, (ii) the legality, validity or enforceability of any of the Transaction Documents or the License Agreement, (iii) the rights or remedies of Buyer under any of the Transaction Documents, (iv) the rights or remedies of Seller under the License Agreement, or (v) the legal obligations of Pfizer to pay the Royalty Payments under the License Agreement; or (b) an adverse effect in any respect on the value of the Purchased Assets (including the timing, amount or duration thereof), or the timing, amount or duration of the payments to be made to Buyer in respect of any portion of the Purchased Assets or the right of Buyer to receive such payments.

“Solvent” means, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business.  For purposes of the definition of “Solvent,” (i) “debt” means liability on a “claim,” (ii) “claim” means any right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured and (iii) the amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Surviving Obligations” means Sections 5.4.7 and 5.5 of the License Agreement and all other provisions of the License Agreement that survive termination pursuant to Section 9.9 of the License Agreement.

“Transaction Documents” means this Agreement, the Bill of Sale and Assignment, the Pfizer Instruction Letter, and the Escrow Agreement.

“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided, that, if, with respect to any financing statement or by reason of any provisions of applicable Law, the perfection or the effect of perfection or non-perfection of the back-up security interest or any portion thereof granted pursuant to Section 2.1(b) is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than the State of New York, then “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of this Agreement and any financing statement relating to such perfection or effect of perfection or non-perfection.

In the event a capitalized term used herein is defined in both this Agreement and the License Agreement, the meaning given to such term in this Agreement shall control.

Section 1.2Certain Interpretations.  Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement:

(a)“include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”;

(b)“hereof,” “hereto,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement;

(c)references to a Contract mean such Contract as from time to time amended and restated, supplemented or otherwise modified, in each case to the extent not prohibited by such Contract or this Agreement;

(d)references to a Person are also to its permitted successors and assigns;

(e)references to an “Article,” “Section” “Exhibit” or “Schedule” refer to an Article or Section of, or an Exhibit or Schedule to, this Agreement, unless otherwise specified;

(f)references to “$” or otherwise to dollar amounts refer to the lawful currency of the United States;

(g)references to an Applicable Law include any amendment or modification to such Applicable Law and any rules and regulations issued thereunder, whether such amendment or modification is made, or issuance of such rules and regulations occurs, before, on or after the date of this Agreement; and

(h)references to this “Agreement” shall include a reference to all Schedules and Exhibits attached to this Agreement (including the Disclosure Schedules attached hereto as Exhibit B), all of which constitute a part of this Agreement and are incorporated herein for all purposes.

ARTICLE II

Purchase and Sale of Purchased Assets

Section 2.1Purchase and Sale of Purchased Assets.

(a)Purchase and Sale.  Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell, transfer, assign and convey to Buyer, and Buyer shall purchase, acquire and accept from Seller, free and clear of all liens and encumbrances, all of Seller’s right, title and interest in and to the following (collectively, the “Purchased Assets”):

(i)Seller’s entitlement to receive the Applicable Percentage of each Royalty Payment that becomes due and payable following the date of this Agreement (including on account of Net Sales made prior to the date of this Agreement), any payments to Seller under the License Agreement in lieu of such Royalty Payments, and any overdue interest on any of the above payments payable to Seller by Pfizer pursuant to Section 5.5.6 of the License Agreement (collectively, the “Purchased Receivables”);

(ii)the right to receive all Royalty Reports due for delivery following the date of this Agreement and the audit rights pursuant to Section 5.6.2 of the License Agreement; and

(iii)the right to enforce all rights of Seller with respect to receipt of the Purchased Receivables and the Royalty Reports against Pfizer under the License Agreement, including the audit rights of Seller pursuant to Section 5.6.2 of the License Agreement.

For the avoidance of doubt, in determining whether the amount received by Buyer in respect of the Purchased Receivables exceeds the Cap Amount, such amount will include any Additional Amounts received by the Buyer and not include any Indemnified Taxes payable (whether payable through withholding or directly by the Buyer) in respect of any amounts payable to the Buyer under this Agreement (including in respect of any Additional Amounts).

(b)Purchase Price.  In full consideration for the sale, transfer, assignment and conveyance of the Purchased Assets, and subject to the terms and conditions set forth herein, Buyer shall pay Seller the following amounts (collectively, the “Purchase Price”) by wire transfer of immediately available funds as directed by Seller:

(i)on the Closing Date, an amount equal to $35,000,000 (the “Investment Amount”); and

(ii)within 15 Business Days after Buyer receives the final Royalty Report for a calendar year that, together with the other Royalty Reports received in respect of such calendar year, evidences that annual Net Sales are equal to or exceed the applicable Sales Tier in the aggregate during the applicable calendar year, an amount equal to the applicable Milestone

Payment for such Sales Tier. For the avoidance of doubt, each Milestone Payment, if and when due and payable, will only be paid once.1

Section 2.2Excluded Assets.  Buyer does not, by purchase, acquisition or acceptance of the rights, title or interest granted hereunder or otherwise pursuant to any of the Transaction Documents, purchase, acquire or accept any assets or contract rights of Seller, other than the Purchased Assets (the “Excluded Assets”). For the avoidance of doubt, the Excluded Assets include Seller’s rights under Sections 6.1.1, 6.1.2, 9.7.2(a)(ii), 9.7.7 and 9.7.10(a) of the License Agreement (the “Retained Rights”).

Section 2.3No Obligations Transferred. Notwithstanding anything to the contrary contained in this Agreement, (a) the sale, transfer, assignment and conveyance to Buyer of the Purchased Assets pursuant to this Agreement shall not in any way subject Buyer to, or transfer, affect or modify, any obligation or liability of Seller or Seller’s Affiliates of whatever nature, whether presently in existence or arising or asserted hereafter, whether known or unknown (the “Excluded Liabilities and Obligations”) and (b) Buyer expressly does not assume or agree to become responsible for any of the Excluded Liabilities and Obligations.  All Excluded Liabilities and Obligations shall be retained by and remain liabilities and obligations of Seller or Seller’s Affiliates, as the case may be.

Section 2.4Sale.  It is the intention of the parties hereto that the sale, transfer, assignment and conveyance contemplated by this Agreement be, and is, a true, complete absolute and irrevocable sale, transfer, assignment and conveyance by Seller to Buyer of all of Seller’s right, title and interest in and to the Purchased Assets. Neither Seller nor

[1]	Illustrative calculations of potential Milestone Payments for 2021:
(A) Net Sales are less than $350,000,000: No Milestone Payment for 2021.
(B) Net Sales are equal to or greater than $350,000,000 but less than $395,000,000: Milestone Payment of $3,500,000.
(C) Net Sales are equal to or greater than $395,000,000: Milestone Payment of $10,000,000.

Buyer intends the transactions contemplated by this Agreement to be, or for any purpose characterized as, a loan from Buyer to Seller or a pledge, a security interest, a financing transaction or a borrowing. Seller hereby waives, to the maximum extent permitted by Applicable Law, any right to contest or otherwise assert that this Agreement does not constitute a true, complete, absolute and irrevocable sale, transfer, assignment and conveyance by Seller to Buyer of all of Seller’s right, title and interest in and to the Purchased Assets under Applicable Law, which waiver shall, to the maximum extent permitted by Applicable Law, be enforceable against Seller in any bankruptcy or insolvency proceeding relating to Seller. Accordingly, Seller will treat the sale, transfer, assignment and conveyance of the Purchased Assets as sales of “accounts” or “payment intangibles” (as appropriate) in accordance with the UCC, and Seller hereby authorizes Buyer, from and after the Closing, to file financing statements (and continuation statements with respect to such financing statements when applicable) (the “Financing Statements”) naming Seller as the debtor and Buyer as the secured party in respect of the Purchased Assets.  Not in derogation of the foregoing statement of the intent of the parties hereto in this regard, and for the purposes of providing additional assurance to Buyer, if, notwithstanding the intent of the parties hereto, the sale, transfer, assignment and conveyance contemplated hereby is hereafter held not to be a sale, this Agreement shall constitute a security agreement and Seller does hereby grant to Buyer, as security for the payment to Buyer of amounts equal to the Purchased Assets as they becomes due and payable, a first priority security interest in and to all right, title and interest of Seller in, to and under the Purchased Assets and any “proceeds” (as such term is defined in the UCC) thereof, and Seller does hereby authorize Buyer to file such financing statements (and continuation statements with respect to such financing statements when applicable) in such manner and such jurisdiction as may be necessary or appropriate to perfect such security interests.

Section 2.5Payments.  Any payments to be made by a party to this Agreement shall be made by wire transfer of immediately available funds to such party in accordance with written instructions provided from time to time by one party to the other.  A late fee of 4% over the prime rate published by the Wall Street Journal, from time to time, as the prime rate shall accrue on all unpaid undisputed amounts on an annualized basis with respect to any Milestone Payment payable by Buyer under Section 2.1(b)(ii) beginning ten Business Days after such Milestone Payment is due to Seller.

ARTICLE III

Closing; Deliverables

Section 3.1Closing.  The closing of the purchase and sale of the Purchased Assets (the “Closing”) shall take place at such place, time and date as the parties hereto may mutually agree. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 3.2Payment of Investment Amount.  At the Closing, Buyer shall deliver to Seller payment of the Investment Amount by wire transfer of immediately available funds as directed by Seller.

Section 3.3Closing Certificates.

(a)Seller’s Closing Certificate. At the Closing, Seller shall deliver to Buyer a certificate of the Secretary or another officer of Seller, dated the Closing Date, certifying as to (i) the incumbency of the officers of Seller executing the Transaction Documents and (ii) the attached copies of Seller’s organizational documents and resolutions adopted by Seller’s Board of Directors authorizing the execution and delivery by Seller of the Transaction Documents and the consummation by Seller of the transactions contemplated thereby.

(b)Buyer’s Closing Certificate.  At the Closing, Buyer shall deliver to Seller a certificate of the Secretary or another officer of Buyer’s general partner, dated the Closing Date, in form and substance as mutually agreed by Buyer and Seller.

Section 3.4Bill of Sale and Assignment.  At the Closing, Seller and Buyer shall each deliver to the other party hereto a duly executed counterpart to the Bill of Sale and Assignment, evidencing the sale and assignment to Buyer of the Purchased Assets.

Section 3.5Tax Forms.  Prior to the Closing, Buyer shall have delivered to Seller an Applicable Withholding Certificate.

Section 3.6Pfizer Instruction Letter.  At the Closing, Seller shall deliver to Pfizer a duly executed letter of instruction, substantially in the form of Exhibit C attached hereto (the “Pfizer Instruction Letter”).

Section 3.7Legal Opinion.  At the Closing, Morgan, Lewis & Bockius, LLP, as counsel to Seller, shall deliver to Buyer a duly executed legal opinion in substantially the form of Exhibit D attached hereto.

Section 3.8Financing Statements.  At the Closing, Seller shall deliver to Buyer such Financing Statements, executed by Seller as applicable, in a form reasonably acceptable to Buyer to create, evidence and perfect the first-priority security interest granted pursuant to Section 2.4.

Section 3.9Escrow Agreement. At the Closing, Seller and Buyer shall each deliver to the other party a duly executed counterpart to the Escrow Agreement, substantially in the form of Exhibit E hereto.

Section 3.10MidCap Release.  At the Closing, Seller shall deliver to Buyer a release by MidCap of the security interest granted to MidCap in the License Agreement and the Purchased Assets pursuant to the MidCap Credit Agreement and the MidCap Collateral Assignment, which release shall be in a form reasonably acceptable to Buyer (the “MidCap Release”).

Section 3.11Lien Searches.  Prior to the Closing, Buyer shall have received (a) the results of a recent search in the state of Delaware of all effective financing statements made against Seller, together with copies of all such filings disclosed by such search and (b) termination statements and amendment statements, as applicable, in each case in form and substance reasonably acceptable to Buyer to be filed with the Secretary of State of the State of Delaware as may be necessary to terminate or amend, as applicable, any effective financing statements that involve or relate to the Purchase Receivables that are disclosed by the search referred to in the immediately preceding clause (a) or as otherwise in existence (including, without limitation, any effective financing statements in favor of Midcap that involve or relate to the Purchased Assets or the License Agreement), which termination statements and amendment statements, as applicable, shall be filed concurrently with the consummation of the Closing.

ARTICLE IV

Seller’s Representations and Warranties

Except as set forth in the disclosure schedules attached hereto (the “Disclosure Schedules”), Seller hereby represents and warrants to Buyer as of the date hereof as set forth below.  The Disclosure Schedules have been arranged and numbered in sections and subsections corresponding to each Section or subsection of this Article IV as to which Seller is limiting or otherwise qualifying its representations and warranties (without any need for reference of any kind in Article IV hereof to such Section or subsection of the Disclosure Schedules); provided, however, that any information disclosed in the Disclosure Schedules under any such Section or subsection shall be deemed to be disclosed and incorporated in only the specifically identified Section or subsection of the Disclosure Schedules.

Section 4.1Organization.  Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Seller is duly licensed or qualified to do business and is in corporate good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in corporate good standing has not and would not reasonably be expected to have, either individually or in the aggregate, a Seller Material Adverse Effect.

Section 4.2Authorization.  Seller has the requisite corporate power and authority to execute, deliver and perform its obligations under the Transaction Documents and to consummate the transactions contemplated thereby.  The execution, delivery and performance of the Transaction Documents, and the consummation of the transactions contemplated thereby, have been duly authorized by all necessary corporate action on part of Seller.

Section 4.3Enforceability.  Each of the Transaction Documents has been duly executed and delivered by Seller, and constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as may be limited by general principles of equity (regardless of whether considered in a proceeding at law or in equity) and by applicable bankruptcy, insolvency, moratorium and other similar laws of general application relating to or affecting creditors’ rights generally.

Section 4.4Absence of Conflicts.  The execution, delivery and performance by Seller of the Transaction Documents and the consummation of the transactions contemplated thereby do not and shall not (a) conflict with, constitute a breach of or default under any provision of (i) the articles of organization or bylaws of Seller or (ii) the License Agreement, the MidCap Credit Agreement, or the MidCap Release; or (b) conflict with, constitute a material breach of or material default under any provision of (i) any Applicable Law or Judgment applicable to Seller or (ii) any Contract (other than the License Agreement) to which Seller is a party or by which Seller is bound.

Section 4.5Consents.  No Consent of any Governmental Authority or any other Person is required, or will be required, by or with respect to Seller in connection with the execution and delivery by Seller of the Transaction Documents, the performance by Seller of its obligations under the Transaction Documents or the consummation by Seller of the transactions contemplated by the Transaction Documents, except for such Consents as shall have been obtained on or prior to the date hereof.

Section 4.6Litigation.  No (a) action, suit, proceeding, claim, demand, citation, summons, subpoena, investigation, or other proceeding (whether civil, criminal, administrative, regulatory, investigative or informal) is pending, or, to the Knowledge of Seller, threatened, by or against Seller, at law or in equity, or (b) inquiry, or investigation (whether civil, criminal, administrative, regulatory, investigative or informal) by or before any Governmental Authority is pending, or, to the Knowledge of Seller, threatened, against Seller that, individually or in the aggregate, would reasonably be expected to result in a Seller Material Adverse Effect.

Section 4.7Compliance with Laws.  Seller (a) has not violated, is not in violation of, has not been given written notice that it has violated, and, to the Knowledge of Seller, Seller is not under investigation with respect to its violation of, and has not been threatened to be charged with any violation of, any Applicable Law or any Judgment of any Governmental Authority, and (b) is not subject to any Judgment of any Governmental Authority; in each case that would reasonably be expected to result in a Seller Material Adverse Effect.

Section 4.8Brokers’ Fees.  There is no investment banker, broker, finder, financial advisor or other intermediary who has been retained by or is authorized to act on behalf of Seller who is entitled to any fee or commission in connection with the transactions contemplated by this Agreement, other than Piper Sandler, whose fees and expenses shall be paid by Seller.

Section 4.9License Agreement.

(a)License Agreement; Royalty Reports; Material Notices.  Attached hereto as Exhibit E is a true, correct and complete copy of the License Agreement.  Seller has made available to Buyer true, correct and complete copies of: (i) the Royalty Reports in respect of each calendar quarter ended since the date of the License Agreement Termination Notice that have been received by Seller prior to the date hereof; and (ii) all material written notices delivered to Pfizer by Seller, or by Pfizer to Seller, relating to, or involving, the Purchased Assets pursuant to the License Agreement since January 1, 2019.

(b)Validity and Enforceability of License Agreement.  The Surviving Obligations are valid and binding obligations of Seller and Pfizer, enforceable against each of Seller and Pfizer in accordance with their terms, except as may be limited by general principles of equity (regardless of whether considered in a proceeding at law or in equity) and by applicable bankruptcy, insolvency, moratorium and other similar laws of general application relating to or affecting creditors’ rights generally.  The Surviving Obligations will continue to be valid, binding and enforceable on identical terms immediately after the consummation of the transactions contemplated by the Transaction Documents.  Seller has not received any written notice from Pfizer challenging the validity, enforceability or interpretation of the Surviving Obligations or any obligation of Pfizer to pay the Royalty Payments thereunder.

(c)No Other Agreements.  The Surviving Obligations are the only agreement, instrument, arrangement, waiver or understanding between Seller (or any Affiliate thereof) and

Pfizer (or any Affiliate thereof) relating to the subject matter thereof, and there are no other agreements, instruments, arrangements, waivers or understandings between Seller (or any Affiliate thereof) and Pfizer (or any Affiliate thereof) that relate to the Surviving Obligations, the Purchased Assets, or the Royalty Payment or that would reasonably be expected to result in a Seller Material Adverse Effect. Since the date of the License Agreement Termination Notice, Seller has not received from Pfizer any written proposal, and has not made any proposal to Pfizer, to amend or waive any provision of the License Agreement.  Other than the MidCap Credit Agreement and the MidCap Collateral Agreement, there is no contract, agreement or other arrangement (whether written or oral) to which Seller is a party or by which any of their respective assets or properties is bound or committed (i) that creates a lien on the Purchased Assets or the Surviving Obligations; (ii) that materially affects the Purchased Assets or (iii) for which breach thereof, nonperformance thereof, cancellation thereof or failure to renew would reasonably be expected to have a Seller Material Adverse Effect.

(d)No Termination, Force Majeure, etc.  Other than the License Agreement Termination Notice, Seller has not (i) given Pfizer any notice of termination pursuant to Section 9.5 or 9.6 of the License Agreement or (ii) received from Pfizer any written notice of termination pursuant to Section 9.5 or 9.6 of the License Agreement.  No event has occurred, and there is no event that upon notice or the passage of time, or both, would reasonably be expected to give Seller or Pfizer the right to terminate or delay the Surviving Obligations, or cease or delay paying the Royalty Payment.

(e)No Breaches.  There is and has been no material breach of any Surviving Obligation under the License Agreement by Seller, and there is no event that upon notice or the passage of time, or both, would reasonably be expected to give rise to any material breach by Seller of any Surviving Obligation under the License Agreement. There is and has been no material breach of any Surviving Obligation under the License Agreement by Pfizer, and there is no event that upon notice or the passage of time, or both, would reasonably be expected to give rise to any such material breach by Pfizer.  Seller has not received any notice that Seller or Pfizer is in default of, or of an intention by Pfizer to breach, any Surviving Obligation under the License Agreement.

(f)Royalty Payments.  Seller has received all amounts owed to it (including the Royalty Payments) under the License Agreement, to the extent such amounts have come due.

(g)No Waivers, Releases or Amendments.  Seller has not granted any material waiver of any Surviving Obligation under the License Agreement or released Pfizer, in whole or in part, from any of its Surviving Obligations. There are no oral waivers or modifications (or pending requests therefor) in respect of any Surviving Obligation under the License Agreement. Since June 22, 2012, Seller has not received from Pfizer any proposal, and has not made any proposal to Pfizer, to amend or waive any Surviving Obligation under the License Agreement.

(h)No Sublicenses.  There are no licenses or sublicenses entered into by Pfizer or any other Person (or any predecessor or Affiliate thereof) in respect of the CD20 Biosimilar Product or any Surviving Obligation under the License Agreement.  Seller has not received any notice from Pfizer relating to any prospective licenses or sublicenses in respect of the CD20 Biosimilar Product or any Surviving Obligation under the License Agreement.

(i)Audits.  Seller has not exercised its rights to conduct an audit under Section 5.6.2 of the License Agreement.

(j)Set-Offs.  Pfizer is not owed any amount by Seller, under the License Agreement or otherwise, that Pfizer would have the right to set-off against the Royalty Payments or any other amounts payable to Seller under the Surviving Obligations. Pfizer has not in the past exercised any set-off against the Royalty Payments or any other amounts payable to Seller under the License Agreement.

(k)No Indemnity Claims. As of the date of this Agreement, neither Seller nor Pfizer has made or provided any notice of an indemnity claim under the License Agreement or the Surviving Obligations.

(l)No Assignments.  Seller has not consented to, and Seller has not been notified of, any assignment or other transfer by Pfizer of any Surviving Obligation under the License Agreement.  Pfizer has not assigned or otherwise transferred any Surviving Obligation under the License Agreement to any Person. Seller has not assigned or otherwise transferred, in whole or in part, any Surviving Obligation under the License Agreement or any of Seller’s right, title or interest in and to the Purchased Assets.

(m)Royalty Term.  To the Knowledge of Seller, (i) the first commercial sale of a CD20 Biosimilar Product in Japan occurred on January 21, 2020; and (ii) the first commercial sale of a CD20 Biosimilar Product in the United States occurred on February 3, 2020.

(n)CD20 Biosimilar Products.  To the Knowledge of Seller, Pfizer has not developed or commercialized, and Pfizer is not developing or commercializing, any products that would be considered a CD20 Biosimilar Product had the Development or Commercialization (each as defined in the License Agreement) of such product first commenced or was first conducted during the CD20 Biosimilar Product Applicability Period.

(o)Freedom-to-operate.  No legal opinion concerning or with respect to any third party intellectual property rights relating to the CD20 Biosimilar Products, including any freedom-to-operate, product clearance, patentability or right-to-use opinion, has been delivered to Seller or, to the Knowledge of Seller, to Pfizer.  To the Knowledge of Seller, There is no patent owned or exclusively controlled by a third party which Pfizer does not have the right to use and that would be infringed by Pfizer’s sale of the CD20 Biosimilar Products.

(p)BPCIA Litigation.  To the Knowledge of Seller, (i) there is no pending Biologics Price Competition and Innovation Act (“BPCIA”) litigation regarding any CD20 Biosimilar Products; (ii) any litigation involving the BRCIA arising out of, relating to or in connection with any CD20 Biosimilar Product has been settled or discharged and no action, suit, proceeding, claim, demand, citation, summons, subpoena, investigation, or other proceeding (whether civil, criminal, administrative, regulatory, investigative or informal) is pending or threatened involving the BPCIA arising out of, relating to or in connection with any CD20 Biosimilar Product, and (iii) no event has occurred, and there is no event that upon notice or the passage of time, or both, would reasonably be expected to result in any action, suit, proceeding, claim, demand, citation, summons, subpoena, investigation, or other proceeding (whether civil, criminal, administrative, regulatory, investigative or informal) involving the BPCIA arising out of, relating to or in connection with any CD20 Biosimilar Product.

Section 4.10Title to Purchased Assets.  Seller has good and valid title to the Purchased Assets, free and clear of all liens and encumbrances other than liens in favor of MidCap pursuant to the MidCap Credit Agreement and MidCap Collateral Assignment.  Upon payment of the Purchase Price by Buyer and delivery of the MidCap Release, Buyer will have acquired, subject to the terms and conditions set forth in this Agreement, good and valid title to the Purchased Assets, free and clear of all liens and encumbrances.  Upon the filing by Buyer of the Financing Statements with the Secretary of State of the State of Delaware and to the extent the Purchased Assets constitute an asset of Seller that has not been sold as contemplated by the foregoing provisions of this Section 4.10, the security interest in the Purchased Assets granted by Seller to Buyer pursuant to Section 2.4 shall be perfected and prior to all other liens thereon to the extent that such security interest in the Purchased Assets can be perfected under the UCC by the filing of the Financing Statements in such filing office.

Section 4.11UCC Matters.  Seller’s exact legal name is, and since its organization has been, “Aptevo Therapeutics Inc.”  Seller’s jurisdiction of organization is, and since its organization has been, the State of Delaware.  Seller’s principal place of business is, and since its organization has been, located in Seattle, Washington.

Section 4.12Taxes.  No deduction or withholding for or on account of any tax has been or was required to be made from any payment by Pfizer to Seller under the License Agreement and no such deduction or withholding would have been required even if Seller were ineligible for any income tax treaty benefits.  Following the Closing Date, to Knowledge of Seller, no deduction or withholding on account of any tax will be required by Applicable Law (determined without regard to any tax treaty) to be made from any payment to Buyer under the License Agreement or this Agreement.  Seller has filed (or caused to be filed) all material tax returns and material tax reports required to be filed under Applicable Law and has paid all material taxes required to be paid by Seller (including, in each case, in its capacity as a withholding agent), except for any such taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with the generally accepted accounting principles applicable to Seller, as in effect from time to time.  There are no existing Liens for taxes on the Purchased Assets (or any portion thereof).

Section 4.13Solvency.  Seller is, individually and together with its subsidiaries on a consolidated basis, Solvent, and will be Solvent after giving effect to the transactions contemplated by this Agreement.

Section 4.14Disclosure.  None of the representations or warranties of Seller contained in this Agreement or any Transaction Document and none of the information contained in any schedule, certificate, or other document delivered by or on behalf of Seller pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading.

ARTICLE V

Buyer’s Representations and Warranties

Buyer hereby represents and warrants to Seller that as of the date hereof:

Section 5.1Organization.  Each Buyer is an entity duly organized, validly existing and in good standing under the laws of the respective jurisdiction in which it is organized.

Section 5.2Authorization.  Buyer has the requisite organizational power and authority to execute, deliver and perform the Transaction Documents and to consummate the transactions contemplated thereby. The execution, delivery and performance of the Transaction Documents, and the consummation of the transactions contemplated thereby, have been duly authorized by all necessary corporate action on part of Buyer.

Section 5.3Enforceability.  Each of the Transaction Documents has been duly executed and delivered by Buyer, and constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as may be limited by general principles of equity (regardless of whether considered in a proceeding at law or in equity) and by applicable bankruptcy, insolvency, moratorium and other similar laws of general application relating to or affecting creditors’ rights generally.

Section 5.4Absence of Conflicts.  The execution, delivery and performance by Buyer of the Transaction Documents and the consummation of the transactions contemplated thereby do not and shall not (a) conflict with, constitute a breach or default under any provision of the organizational documents of Buyer, or (b) conflict with, constitute a material breach of or material default under any provision of (i) any Applicable Law or Judgment applicable to Seller or (ii) any Contract to which Buyer is a party or by which Buyer is bound, except for such breaches or defaults that, individually or in the aggregate, would not reasonably be expected to result in a Buyer Material Adverse Effect.

Section 5.5Consents.  No Consent of any Governmental Authority or any other Person is required by or with respect to Buyer in connection with the execution and delivery by Buyer of the Transaction Documents, the performance by Buyer of its obligations under the Transaction Documents or the consummation of the transactions contemplated by the Transaction Documents, except for (a) such Consents, the failure of which to be obtained or made, would not reasonably be expected to result in a Buyer Material Adverse Effect, and (b) such Consents as shall have been obtained on or prior to the date hereof.

Section 5.6Litigation.  No action, suit, proceeding or investigation before any Governmental Authority, or, to the knowledge of Buyer, threatened, against Buyer that, individually or in the aggregate, would reasonably be expected to result in a Buyer Material Adverse Effect.

Section 5.7Brokers’ Fees.  There is no investment banker, broker, finder, financial advisor or other intermediary who has been retained by or is authorized to act on behalf of Buyer who is entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 5.8Financing.  Buyer has, and will have as of the Closing, sufficient cash on hand or binding and enforceable commitments to provide it with funds sufficient to satisfy its obligations to pay the Purchase Price.  Buyer acknowledges that its obligations under this Agreement are not contingent on obtaining financing.

Section 5.9Tax Status.  Buyer is a “United States person”, as defined in section 7701(a)(30) of the Code.

ARTICLE VI

General Covenants

Section 6.1Confidentiality.

(a)Confidentiality.  Except as set forth in Section 6.1(c) below, each party (“Receiving Party”) shall keep confidential and not disclose to any Person (other than its Affiliates and its and its Affiliates’ Representatives), and shall cause its Affiliates and its and its Affiliates’ Representatives to keep confidential and not disclose to any Person, any Confidential Information.  Receiving Party shall, and shall cause its Affiliates and its and its Affiliates’ Representatives to, use the Confidential Information solely in connection with Receiving Party’s administration of, and exercising of rights and performance of obligations under, the Transaction Documents (and not for any other purpose).  The foregoing obligations shall continue until the later of (x) the date of termination of this Agreement pursuant to Section 9.14(a) and (y) the date of expiration of the last to expire of the Relevant Obligations.

(b)Confidential Information.  “Confidential Information” means, collectively, all information (whether written or oral, or in electronic or other form, and whether furnished before, on or after the date of this Agreement) concerning, or relating in any way, directly or indirectly, to the other party (“Disclosing Party”), the License Agreement or the Purchased Assets, including any Royalty Reports, notices, requests, correspondence or other information furnished pursuant to this Agreement and any other reports, data, information, materials, notices, correspondence or documents of any kind relating in any way, directly or indirectly, to the Purchased Assets.  Notwithstanding the foregoing, “Confidential Information” shall not include the existence or terms of this Agreement, or any information that (A) was known by Receiving Party at the time such information was disclosed to Receiving Party, its Affiliates or its or its Affiliates’ Representatives in accordance herewith or in accordance with the Confidentiality Agreement, as evidenced by its written records; (B) was or becomes generally available to the public or part of the public domain (other than as a result of a disclosure by Receiving Party, its Affiliates or its or its Affiliates’ Representatives in violation of this Agreement or the Confidentiality Agreement) prior to any disclosure of such information by Receiving Party, its Affiliates or its or its Affiliates’ Representatives; (C) becomes known to Receiving Party on a non-confidential basis from a source other than Disclosing Party and its Representatives (and without any breach of this Agreement or the Confidentiality Agreement by Receiving Party, its Affiliates or its or its Affiliates’ Representatives); provided, that such source, to the knowledge of Receiving Party, had the right to disclose such information to Receiving Party (without breaching any legal, contractual or fiduciary obligation to Disclosing Party); or (D) is or has been independently developed by Receiving Party, its Affiliates or its or its Affiliates’ Representatives without use of or reference to the Confidential Information (as evidenced by contemporaneous written records).

(c)Permitted Disclosures.

(i)In the event that Receiving Party or its Affiliates or any of its or its Affiliates’ Representatives are requested by a governmental or regulatory authority or required by Applicable Law (as reasonably determined by the Disclosing Party after consulting with legal counsel), legal process, or the regulations of a stock exchange or governmental or regulatory authority or by the order or ruling of a court, administrative agency or other government body of competent jurisdiction to disclose any Confidential Information, Receiving Party shall promptly, and, in any event, use reasonable efforts to, promptly upon learning of such requirement, to the extent permitted by Applicable Law, notify Disclosing Party in writing of such requirement so that Disclosing Party may seek an appropriate protective order or other appropriate remedy (and if Disclosing Party seeks such an order or other remedy, Receiving Party will provide such cooperation, at Disclosing Party’s expense, as Disclosing Party shall reasonably request).  If no such protective order or other remedy is obtained and Receiving Party or its Affiliates or its or its Affiliates’ Representatives are, in the view of their respective counsel (which may include their respective internal counsel), legally compelled to disclose Confidential Information, Receiving Party or its Affiliates or its or its Affiliates’ Representatives, as the case may be, shall only disclose that portion of the Confidential Information that their respective counsel advises that Receiving Party or its Affiliates or its or its Affiliates’ Representatives, as the case may be, are compelled to disclose and will exercise reasonable efforts, at Disclosing Party’s expense, to obtain reliable assurance that confidential treatment will be accorded to that portion of the Confidential Information that is being disclosed.  In any event, Receiving Party will not oppose action by Disclosing Party to seek an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information.

(ii)Notwithstanding anything herein to the contrary, nothing in this Section 6.1 shall be construed to restrict Receiving Party from disclosing Confidential Information to Receiving Party’s Affiliates, Representatives, existing or prospective lenders, acquirors, investors, partners, assignees and other sources of funding, including underwriters, debt financing or co-investors, or direct or indirect beneficial owners or limited partners, and the Representatives of the foregoing, provided that the recipient of Confidential Information agrees to be bound by the provisions of this Section 6.1 or are otherwise subject to reasonable restrictions of confidentiality.

(d)Termination of Confidentiality Agreement.  Effective upon the date hereof, the Confidentiality Agreement, dated July 22, 2020 (the “Confidentiality Agreement”), between Buyer and Seller shall terminate and be of no further force or effect, and shall be superseded by the provisions of this Section 6.1.

(e)Specific Enforcement.  Receiving Party acknowledges and agrees that remedies at law may not be adequate to protect Disclosing Party against any actual or threatened breach of this Section 6.1 by Receiving Party, its Affiliates or its or its Affiliates’ Representatives, and that Disclosing Party shall be entitled to seek specific performance and temporary and permanent injunctive relief or other equitable relief as a remedy for any such actual or threatened breach.

Section 6.2Public Announcements.  Seller and Buyer shall consult with each other in good faith regarding the form and content of any press release or other public announcement or otherwise make any public disclosure with respect to this Agreement or the subject matter hereof (“Public Announcement”) to be issued or made by Seller or Buyer at or following the Closing relating to this Agreement and the transactions contemplated hereby and no party shall, and each party shall instruct its Affiliates and its and its Affiliates’ Representatives not to issue any Public Announcement without reasonable time to comment on such proposed Public Announcement in advance of such issuance and prior consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by Applicable Law, regulation or stock exchange rule (in which case the party required to make the Public Announcement shall (i) allow the other party reasonable time to comment on such Public Announcement in advance of such issuance and (ii) if such Public Announcement involves a public disclosure of a copy of this Agreement or any exhibit or schedule hereto, the party hereto making such disclosure shall first use reasonable efforts to redact from such copy of this Agreement or such exhibit or schedule, as the case may be, such portions as reasonably requested by the other party hereto before making such public disclosure, provided that such redactions are consistent with Applicable Law).

Section 6.3Taxes.  Seller and Buyer agree that for United States federal, state, local and non-United States tax purposes, (a) Seller and Buyer shall treat the transactions contemplated by the Transaction Documents as a sale of the Purchased Assets and (b) any and all amounts remitted by Seller to Buyer after the Closing Date pursuant to Section 7.2(a) or otherwise under this Agreement shall be treated as received by Seller as agent for Buyer.  Buyer agrees (i) to notify Seller promptly in writing if (A) Buyer becomes ineligible to use or deliver any Applicable Withholding Certificate or other tax form previously delivered pursuant to this Agreement, or (B) any Applicable Withholding Certificate or other tax form previously delivered pursuant to this Agreement ceases to be accurate or complete, and (ii) to provide (to the extent it is legally eligible to do so) any additional tax forms that Seller may reasonably request.  Buyer agrees to notify Seller promptly if the statements in Section 5.8 (if made as of any date after the Closing Date) cease, or because of any change of Applicable Law or any act or omission planned, suffered or performed by Buyer, would in the future cease, to be true.  Seller shall be entitled to deduct (or cause to be deducted) from any amount payable under this Agreement (but for this sentence) to Buyer any income or other tax that Seller determines that it is required to withhold with respect to such amount payable to Buyer under this Agreement prior to remittance to Buyer; provided that if Seller, Pfizer or any other applicable withholding agent shall be required to withhold or deduct any such tax, (1) the applicable withholding agent shall remit (or cause to be remitted) any amount withheld or deducted pursuant to this Section 6.3 to the relevant taxing authority and (2) if such tax is an Indemnified Tax Seller shall make a payment to Buyer so that, after all such required deductions and withholdings are made by any applicable withholding agent (including any deductions and withholdings required with respect to any additional payments under this Section 6.3), Buyer receives an amount equal to the amount that it would have received had no deductions or withholdings on account of Indemnified Taxes been made. Seller shall give, or cause to be given, to Buyer such assistance as may reasonably be necessary to enable Buyer to claim exemption therefrom or credit therefor, and in each case shall furnish Buyer proper evidence of the taxes paid by Seller to the relevant taxing authority on its behalf.

Section 6.4Further Actions.

(a)From and after the Closing, each of Buyer and Seller shall, at the expense of the requesting party, execute and deliver such additional documents, certificates and instruments, and perform such additional acts, as may be reasonably requested and necessary or appropriate to carry out all of the provisions of this Agreement and to give full effect to and consummate the transactions contemplated by this Agreement, including to (a) perfect the sale, assignment, transfer and conveyance of the Purchased Assets to Buyer pursuant to this Agreement, (b) create, evidence and perfect Buyer’s security interest granted pursuant to Section 4 and (c)

enable Buyer to exercise or enforce any of Buyer’s rights under any Transaction Document to which Buyer is party.

(b)From and after the Closing, Buyer shall, at Seller’s cost and expense, use commercially reasonable efforts to execute and deliver such additional documents, certificates and instruments, and perform such additional acts, as may be reasonably requested and necessary or appropriate to allow Seller to exercise and enforce the Retained Rights.

Section 6.5Distribution of Purchased Receivables; Escrow Matters.

(a)Deposit of Purchased Receivables. In accordance with the Pfizer Payment Instructions, from and after the date of this Agreement, Seller shall direct Pfizer to deposit all Purchased Receivables in the Escrow Account.

(b)Release of Royalty Payments from Escrow Account. Subject to the terms and conditions of the Escrow Agreement, the parties hereto agree and shall direct the Escrow Agent to:

(i)Promptly, but in any event within two (2) Business Days of receipt of deposit of Purchased Receivables in the Escrow Account, disburse such Purchased Receivables (together with any interest thereon, if applicable) to Buyer without any further action of the parties hereto.

(ii)Notwithstanding Section 6.4(b)(i), if and when the aggregate amount of Purchased Receivables deposited in the Escrow Account exceeds the Cap Amount, then the parties shall provide joint written instructions to the Escrow Agent directing the Escrow Agent to promptly, but in any event within two (2) Business Days of receipt of deposit of Royalty Payments in the Escrow Account, disburse 50% of the amount of such Royalty Payments (together with any interest thereon, if applicable) to Buyer and 50% of the amount of such Royalty Payments (together with any interest thereon, if applicable) to Seller. For the avoidance of doubt, in determining whether the Purchased Receivables exceeds the Cap Amount, such amount will include the amount received by Buyer in respect of any Additional Amounts received by the Buyer and will not include any Indemnified Taxes payable (whether payable through withholding or directly by the Buyer) in respect of any amounts payable to the Buyer under this Agreement (including in respect of any Additional Amounts).

Section 6.6Pfizer Payments Instructions.  Prior to the termination of this Agreement pursuant to Section 9.14(a), Seller shall not, without Buyer’s prior written consent, deliver any further directions to Pfizer.

ARTICLE VII

Covenants Relating to the LICENSE AGREEMENT

Section 7.1Performance of License Agreement.

(a)Seller agrees that it shall (i) not take any action or forego any action that would reasonably be expected to constitute a material breach or default under the Surviving Obligations and (ii) use Commercially Reasonable Efforts to cure any such breach by Seller of the License Agreement, (iii) not forgive, release or compromise any amount owed to or becoming owed to Seller under the Surviving Obligations in respect of the Royalty Payments and (iv) not, without the prior written consent of Buyer, (A) exercise any right to offset, modify or terminate the Surviving Obligations, in whole or in part, (B) agree with Pfizer to offset, modify or terminate the Surviving Obligations, in whole or in part, or (C) take, or permit any Affiliate or sublicensee to take, any action that would reasonably be expected to give Pfizer the right to offset, modify or terminate the Surviving Obligations, in whole or in part. Subject to the foregoing, promptly, and in any event within five Business Days, following receipt by Seller of any notice of breach of termination of the Surviving Obligations, Seller shall furnish a true, correct and complete copy of the same to Buyer.

(b)Seller shall not, without the prior written consent of Buyer, grant or withhold any consent, exercise or waive any right, obligation or option or fail to exercise any right, obligation or option in respect of, affecting or relating to the Purchased Assets, the Product, the Surviving Obligations in any manner that would reasonably be expected (with or without the giving of notice or the passage of time, or both) to have a Seller Material Adverse Effect or conflict with, or cause a termination, material breach or default under the Surviving Obligations.

Section 7.2Misdirected Royalty Payments.

(a)Misdirected Royalty Payments.  If Seller shall, notwithstanding the provisions of the Pfizer Instruction Letter, receive any Purchased Receivables, Seller shall promptly, and in any event no later than five Business Days, remit to the Escrow Agent such Purchased Receivables for deposit in the Escrow Account.

(b)Setoffs by Pfizer.  If Pfizer sets off against the Purchased Receivables any amount owing from Seller, then Seller shall promptly, and in any event no later than five Business Days, pay to Buyer a sum equal to the amount of such set-off.  After Seller makes the payment referred to in the first sentence of this Section 7.2(b), Seller shall be entitled to, and Buyer shall not be entitled to, any amounts recovered from Pfizer in respect of such set-off.

(c)Remittances.  All remittances pursuant to this Section 7.2 shall be made (i) without set-off or deduction of any kind (except as required by Applicable Law) and (ii) by wire transfer of immediately available funds to such account as Buyer may designate in writing (such designation to be made at least three Business Days prior to any such payment), as the case may be.

(d)Payments Held In Trust.  Seller agrees that it shall hold any amounts received by it to which Buyer is entitled under this Agreement in trust and agrees that it shall have no right, title or interest whatsoever in such amounts.

(e)A late fee of 4% over the prime rate published by the Wall Street Journal, from time to time, as the prime rate shall accrue on all unpaid amounts on an annualized basis with respect to any sum payable under Section 7.2 beginning ten Business Days after receipt of such payment received in error.

Section 7.3Reports; Notices; Correspondence.

(a)Promptly, and in any event no later than five Business Days, following the receipt by Seller of (a) a Royalty Report required to be delivered pursuant to the License Agreement or (b) any material written notice or material written correspondence relating to, or involving the Purchased Receivables, Seller shall furnish a true, correct and copy of the same to Buyer.

(b)Seller shall not send any material written notice or correspondence to Pfizer relating to, or involving, the Purchased Receivables pursuant to the License Agreement without the prior written consent of Buyer (such consent not to be unreasonably withheld or delayed).  Seller shall promptly, and in any event no later than five Business Days, provide to Buyer a copy of any material notice or correspondence sent by Seller to Pfizer relating to, or involving, the Purchased Receivables pursuant to the License Agreement.  Seller shall use Commercially Reasonable Efforts to respond to any reasonable inquiries of Buyer related to or involving the Purchased Receivables.

Section 7.4Preservation of Rights; Assignments.  Seller shall not hereafter sell, transfer, hypothecate, delegate, assign or in any manner convey or mortgage, pledge or grant a security interest or other encumbrance of any kind in any of its rights, title or interest in and to, or duties under, all or any portion of the Surviving Obligations without the prior written consent of Buyer (such consent not to be unreasonably withheld or delayed).  Promptly, and in any event within five Business Days following receipt by Seller of a written request from Pfizer for consent to, or prior written notice of, assignment of the Surviving Obligations (in whole or in part), Seller shall provide notice thereof to Buyer.  Promptly (and in any event no later than five Business Days) following Seller’s receipt of any fully executed assignment of the Surviving Obligations by Pfizer, Seller shall furnish a copy of such assignment to Buyer.

ARTICLE VIII

Indemnification

Section 8.1Obligation of Parties to Indemnify.

(a)Indemnification by Seller.  Subject to the limitations set forth in this ARTICLE VIII, from and after the Closing, Seller shall indemnify Buyer, its Affiliates, and their Representatives (each, a “Buyer Indemnified Party”) against any and all losses, liabilities, expenses (including reasonable attorneys’ fees and expenses in connection with any third party action, suit or proceeding) and damages (collectively, “Losses”) incurred by such Buyer Indemnified Party, to the extent arising or resulting from any of the following:

(i)any breach of any representation or warranty made by Seller in the Transaction Documents;

(ii)any breach of any covenant or agreement of Seller contained in the Transaction Documents; and

(iii)the Excluded Assets, including from Seller’s exercise of the Retained Rights, and the Excluded Liabilities and Obligations.

(b)Indemnification by Buyer.  Subject to the limitations set forth in this ARTICLE VIII, from and after the Closing, Buyer shall indemnify Seller, its Affiliates, and their Representatives (each, a “Seller Indemnified Party”) against any and all Losses incurred by such Seller Indemnified Party, to the extent arising or resulting from any of the following:

(i)any breach of any representation or warranty made by Buyer in the Transaction Documents; and

(ii)any breach of any covenant or agreement of Buyer contained in the Transaction Documents.

Section 8.2Procedures Relating to Indemnification for Third Party Claims.

(a)Notice of Third Party Claim.  In order for a party (an “Indemnified Party”) to be entitled to any indemnification under this ARTICLE VIII in respect of Losses arising out of or involving a claim or demand made by any Person other than Buyer or Seller against a Buyer Indemnified Party or a Seller Indemnified Party, as applicable (a “Third Party Claim”), the Indemnified Party must notify the party from whom indemnification is sought under this ARTICLE VIII (the “Indemnifying Party”) promptly in writing (including in such notice a brief description of the Third Party Claim, including damages sought or estimated, to the extent actually known or reasonably capable of estimation by the Indemnified Party); provided, however, that the failure to promptly provide such notice shall not affect the indemnification provided under this ARTICLE VIII except to the extent that the Indemnifying Party has been actually prejudiced as a result of such failure.  Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, promptly after the Indemnified Party’s receipt thereof, copies of all documents (including court papers) received by the Indemnified Party relating to the Third Party Claim.

(b)Defense of Third Party Claims.  The Indemnifying Party shall be entitled to participate in the defense of the Third Party Claim and, if it so chooses, to assume the defense thereof, at its own expense, with counsel selected by the Indemnifying Party; provided, that such counsel is not reasonably objected to by the Indemnified Party.  If the Indemnifying Party elects to assume the defense of any Third Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof, except that, if the Indemnifying Party and the Indemnified Party have conflicting interests or different defenses available with respect to such Third Party Claim, the Indemnified Party may hire its own separate counsel (provided that such counsel is not reasonably objected to by the Indemnifying Party) with respect to such Third Party Claim and the related action or suit, and the reasonable fees and expenses of such counsel shall be considered Losses for purposes of this Agreement.  The Indemnifying Party shall permit the Indemnified Party to participate in, but not control, the defense of any such action or suit through counsel chosen by the Indemnified Party, provided that such counsel is not reasonably objected to by the Indemnifying Party and, except in the circumstances described in the immediately preceding sentence, the fees and expenses of such counsel shall be borne by the Indemnified Party.  The Indemnifying Party shall be liable for the reasonable fees and expenses of counsel employed by the Indemnified Party in the defense of a Third Party Claim (which shall all be considered Losses for purposes of this Agreement) for any period during which the Indemnifying Party has not assumed the defense thereof (other than during the period prior to the time the Indemnified Party shall have notified the Indemnifying Party of such Third Party Claim).

(c)Cooperation.  The parties hereto shall cooperate in the defense or prosecution of any Third Party Claim, with such cooperation to include (i) the retention of and the provision to the Indemnifying Party of records and information that are reasonably relevant to such Third Party Claim and (ii) the making available of employees on a mutually convenient basis for providing additional information and explanation of any material provided hereunder.  Neither the Indemnified Party nor the Indemnifying Party shall consent (such consent not to be unreasonably withheld or delayed) to the entry of any judgment, settlement, compromise or discharge of such Third Party Claim without the prior written consent of the other; provided that the consent of the Indemnified Party shall not be required if such judgment, settlement, compromise or discharge (A) does not involve any non-monetary penalties (other than customary and reasonable confidentiality obligations relating to such claim, judgment, settlement, compromise or discharge), (B) results in the complete and unconditional release of the Indemnified Party from all liabilities arising out of, relating to or in connection with such Third Party Claim and (C) does not involve a finding or admission of any fault, culpability, failure to act, violation of any law, rule, regulation or judgment, or the rights of any Person, and has no effect on any other claims that may be made against the Indemnified Party.

Section 8.3Procedures Relating to Indemnification for Other Claims.  In order for an Indemnified Party to be entitled to any indemnification under this ARTICLE VIII in respect of Losses that do not arise out of or involve a Third Party Claim, the Indemnified Party must notify the Indemnifying Party promptly in writing (including in such notice a brief description of the claim for indemnification and the Loss, including damages sought or estimated, to the extent actually known or reasonably capable of estimation by the Indemnified Party); provided, however, that the failure to promptly provide such notice shall not affect the indemnification provided under this ARTICLE VIII except to the extent that the Indemnifying Party has been actually prejudiced as a result of such failure.

Section 8.4Limitations on Indemnification.  Notwithstanding anything in this Agreement to the contrary, the aggregate amount of all Losses for which Seller or Buyer shall be liable hereunder pursuant to Section 8.1(a)(i) or Section 8.1(b)(i), respectively, shall not exceed an amount equal to the sum of: (a) 190% of the Purchase Price, minus the Royalty Payments actually received by Buyer, and (b) fees and expenses incurred by Buyer in enforcing its rights hereunder; provided that the limitations set forth in this Section 8.4 shall not apply to breaches of any Fundamental Representations or Losses arising out of any fraud, intentional misrepresentation or willful misconduct.

Section 8.5Survival of Representations and Warranties.  The representations and warranties contained in this Agreement shall survive the Closing solely for purposes of Section 8.1 and shall terminate on the date that is the third anniversary of the Closing Date; provided, however, that (i) the representations and warranties in Sections 4.1, 4.2, 4.3, 4.4, 4.8, 4.11, 4.12, 5.1, 5.2, 5.3, 5.4, 5.7 and 5.9 (the “Fundamental Representations”) shall survive until ninety (90) days following the expiration of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof). No party hereto shall have any liability or obligation of any nature with respect to any representation or warranty after the termination thereof, unless the other party hereto shall have delivered a notice to such party, pursuant to Section 8.2(a) or Section 8.3, claiming such a liability or obligation under Section 8.1, prior to such third anniversary or prior to the expiration of such ninety (90)-day period, as applicable.

Section 8.6No Implied Representations and Warranties.  Buyer acknowledges and agrees that, other than the representations and warranties of Seller specifically contained in ARTICLE IV, there are no representations or warranties of Seller or any other Person either expressed or implied with respect to the Royalty Payments, the Purchased Assets or the License Agreement or the transactions contemplated by the Transaction Documents or the License Agreement and that it does not rely on, and shall have no remedies in respect of, any representation or warranty not specifically set forth in ARTICLE IV, except in the case of fraud, intentional misrepresentation or willful misconduct. Except in the case of fraud, intentional misrepresentation or willful misconduct, Buyer acknowledges and agrees that (a) Buyer, together with its Affiliates and Representatives, have made their own investigation of the Royalty Payments, the Purchased Assets, the License Agreement and the transactions contemplated by the Transaction Documents and the License Agreement and are not relying on, and shall have no remedies in respect of, any implied warranties or upon any representation or warranty whatsoever as to the future amount or potential amount of the Royalty Payments and the Purchased Assets, or as to the creditworthiness of Pfizer (or any of its Affiliates) and (b) except as expressly set forth in any representation or warranty in ARTICLE IV, Buyer shall have no claim or right regarding losses or damages pursuant to this ARTICLE VIII (or otherwise) with respect to any information, documents or materials (including the LEK data and report) furnished or made available to Buyer or any of its Affiliates or its or its Affiliates’ Representatives in any data room, presentation, interview or in any other form or manner relating to the transactions contemplated by the Transaction Documents or the License Agreement.

Section 8.7Exclusive Remedy.  Other than for breaches of any covenants or agreements set forth in Section 6.1, the parties hereto acknowledge and agree that, from and after the Closing, this ARTICLE VIII shall provide such parties’ sole and exclusive remedy with respect to any breached representation or warranty set forth in the Transaction Documents, except that any such claim or matter based upon bad faith, gross negligence or willful misconduct shall not be subject to or limited by this ARTICLE VIII.

Section 8.8Limitations on Damages.  Notwithstanding anything to the contrary in this Agreement or any other Transaction Document, in no event shall either party hereto be liable (including, without limitation, under Section 8.1) for any (a) special, indirect, incidental, exemplary, punitive, multiple or consequential damages or (b) loss of use, business interruption, loss of any contract or other business opportunity or good will, in each case, of the other party hereto (other than any such damages or losses for the net present value of all expected payments to Buyer hereunder or occasioned by any breach of the covenants or agreements set forth in Section 6.1), whether or not caused by or resulting from the actions of such party or the breach of its covenants, agreements, representations or warranties under any of the Transaction Documents (except as aforesaid) and whether in contract, tort or breach of statutory duty or otherwise, even if such party has been advised of the possibility of such damages.  In connection with the foregoing, the parties hereto acknowledge and agree that (i) Buyer’s damages, if any, for any such action or claim will include Losses for Royalty Payments that Buyer was entitled to receive or would have received absent such breach, in each case in respect of its ownership of the Royalty Payments, as well as expenses incurred in connection with enforcement of this Agreement, and (ii) Buyer shall be entitled to make claims for all such missing, delayed or diminished Royalty Payments as Losses hereunder, and such missing, delayed or diminished payments shall not be deemed (A) special, indirect, incidental, exemplary, punitive, multiple or consequential damages or (B) loss of use, business interruption, loss of any contract or other business opportunity or good will.

ARTICLE IX

Miscellaneous

Section 9.1Headings.  The captions to the Articles, Sections and subsections hereof are not a part of this Agreement but are for convenience only and shall not be deemed to limit or otherwise affect the construction thereof.

Section 9.2Notices.  All notices and other communications under this Agreement shall be in writing and shall be sent by email with PDF attachment, courier or personal delivery to the following addresses, or to such other addresses as shall be designated from time to time by a party hereto in accordance with this Section 9.2.

If to:	Address:
Seller	Aptevo Therapeutics Inc. 2401 4th Avenue, Suite 1050 Seattle, WA 98121 Attention: General Counsel Email: boussiosh@apvo.com
with a copy to:	Morgan, Lewis & Bockius, LLP One Federal Street Boston, MA 02110 Attention: Carl Valenstein Email:carl.valenstein@morganlewis.com
Buyer	HealthCare Royalty Partners IV, L.P. 300 Atlantic Street, Suite 600 Stamford, CT 06901 Attention: Clarke B. Futch and Matthew Bullard Email: Clarke.Futch@hcroyalty.com Matthew.Bullard@hcroyalty.com
with a copy to:	HealthCare Royalty Partners IV, L.P. 300 Atlantic Street, Suite 600 Stamford, CT 06901 Attention: Chief Legal Officer Email: Royalty-legal@hcroyalty.com

All notices and communications under this Agreement shall be effective upon receipt by the addressee.  Notwithstanding anything to the contrary in this Section 9.2, all notices and communications under Section 8.2(a) and Section 8.3 and all service of legal process shall be sent by courier or personal delivery.

Section 9.3No Personal Liability.  It is expressly understood and agreed by Seller and Buyer that:

(a)each of the representations, warranties, covenants and agreements in the Transaction Documents made on the part of Seller is made by Seller and is not intended to be nor is a personal representation, warranty, covenant or agreement of any other Person, including those Persons named in the definition of “Knowledge of Seller” and any other Representative of Seller or Seller’s Affiliates (the “Non-Warranting Parties”);

(b)other than Seller, no Person, including the Non-Warranting Parties, shall have any liability whatsoever for breach of any representation, warranty, covenant or agreement made in the Transaction Documents on the part of Seller or in respect of any claim or matter arising out of, relating to or in connection with the Transaction Documents or the transactions contemplated thereby; and

(c)the provisions of this Section 9.3 are intended to benefit each and every one of the Non-Warranting Parties and shall be enforceable by each and every one of them to the fullest extent permitted by Applicable Law.

Section 9.4Expenses.  Except as otherwise expressly provided in this Agreement or any Transaction Document, each of Seller and Buyer shall bear its own fees and expenses with respect to this Agreement and the Transaction Documents and the transactions contemplated by this Agreement and the Transaction documents, provided, however, that the Seller shall reimburse the Buyer for fees and expenses relating to this Agreement not to exceed $100,000.

Section 9.5Assignment.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Seller shall not be entitled to assign any of its obligations and rights under this Agreement to any non-Affiliate of Seller without: (a) the prior written consent of Buyer, such consent not to be unreasonably withheld, and (b) requiring any such non-Affiliate to agree in writing to be bound by the terms of this Agreement. Buyer may assign this Agreement and all of Buyer’s rights, interests and obligations hereunder, in whole or in part, provided that the Buyer promptly thereafter notifies the Seller and any such assignee agrees in writing to be bound by the terms of this Agreement. Any purported assignment in violation of this Section 9.5 shall be null and void. For the avoidance of doubt, no assignment by Buyer will operate to expand the obligations of Seller under this Agreement, including with respect to Indemnified Taxes.

Section 9.6Amendment and Waiver.

(a)This Agreement may be amended, modified or supplemented only in a writing signed by all of the parties hereto.  Any provision of this Agreement may be waived only in a writing, which writing may be signed only by the party granting such waiver.

(b)No failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  No course of dealing between the parties hereto shall be effective to amend, modify, supplement or waive any provision of this Agreement.

Section 9.7Entire Agreement.  This Agreement, including the Exhibits and Schedules attached to this Agreement, sets forth the entire agreement and understanding between the parties hereto as to the subject matter hereof.  All express or implied agreements, promises, assurances, arrangements, representations, warranties and understandings as to the subject matter hereof, whether oral or written, heretofore made are superseded by this Agreement.

Section 9.8Independent Contractors.  The parties hereto recognize and agree that each is operating as an independent contractor and not as an agent, partner or fiduciary of any other.

Section 9.9No Third Party Beneficiaries.  Except to the extent otherwise contemplated by Section 9.3, this Agreement is for the sole benefit of Seller and Buyer and their respective permitted successors and assigns, and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such successors and assigns, any legal or equitable rights hereunder.  For the avoidance of doubt, indemnification under ARTICLE VIII in respect of Losses incurred by a Buyer Indemnified Party or a Seller Indemnified Party may only be enforced by Buyer or Seller, respectively, and not by any other Person.

Section 9.10Governing Law.  This Agreement shall be governed exclusively by the laws of the State of New York, United States of America, without regard to any conflict of law provisions that would dictate the application of the law of another jurisdiction.

Section 9.11Jurisdiction; Venue; Service Of Process.  Each party hereto irrevocably submits to the exclusive jurisdiction of (a) the Civil Branch of the Supreme Court of the State of New York, New York County and (b) the United States District Court for the Southern District of New York for the purposes of any action, suit or other proceeding arising out of, relating to or in connection with this Agreement or any transaction contemplated hereby.  Each party hereto agrees to commence any action, suit or other proceeding arising out of, relating to or in connection with this Agreement or any transaction contemplated hereby in the Civil Branch of the Supreme Court of the State of New York, New York County, or, if such action, suit or other proceeding may not be brought in such court for jurisdictional reasons, in the United States District Court for the Southern District of New York.  Each party hereto further agrees that service of any process, summons, notice or document by courier or personal delivery in accordance with Section 9.2 shall be effective service of process for any action, suit or other proceeding in New York with respect to any matters to which it has submitted to jurisdiction in this Section 9.11.  Each party hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or other proceeding arising out of, relating to or in connection with this Agreement or any transaction contemplated hereby in (i) the Civil Branch of the Supreme Court of the State of New York, New York County or (ii) the United States District Court for the Southern District of New York, and hereby further irrevocably and unconditionally waives, and shall not assert by way of motion, defense, or otherwise, in any such action, suit or other proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that such action, suit or other proceeding is brought in an inconvenient forum, that the venue of such action, suit or other proceeding is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any of the above-named courts.

Section 9.12Severability.  If any term or provision of this Agreement is held to be invalid, illegal or unenforceable by a court or other Governmental Authority of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement, which shall remain in full force and effect, and the parties hereto shall replace such term or provision with a new term or provision permitted by Applicable Law and having an economic effect as close as possible to the invalid, illegal or unenforceable term or provision.  The holding of a term or provision to be invalid, illegal or unenforceable in a jurisdiction shall not have any effect on the application of the term or provision in any other jurisdiction.

Section 9.13Counterparts.  This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Copies of executed counterparts transmitted by email with PDF attachment shall be considered original executed counterparts.

Section 9.14Termination of Agreement.

(a)Subject to Section 9.14(b), this Agreement shall continue in full force and effect until 120 days after the date that the CD20 Biosimilar Royalty Period ends pursuant to the terms of the License Agreement, at which point this Agreement shall terminate, save for any rights, obligations or claims of any party hereto which have accrued prior to such termination (along with any corresponding limitations of liability in respect thereof).

(b)The following provisions shall survive any termination of this Agreement pursuant to this Section 9.14:  Section 6.1 (Confidentiality), Section 6.2 (Public Announcements; Use of Names), Section 7.2 (Misdirected Royalty Payments), Section 7.3 (Reports; Notices; Correspondence), ARTICLE VIII (Indemnification) and ARTICLE IX (Miscellaneous).

(c)If, upon the termination of this Agreement, any Royalty Payments or other amounts are payable to Buyer hereunder, this Agreement shall remain in full force and effect until any and all such payments have been made in full, and (except as provided in this Section 9.14) solely for that purpose.

(d)Nothing contained in this Section 9.14 shall relieve either party from liability for any breach of this Agreement that occurs prior to termination.

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In Witness Whereof, the parties hereto have caused this Agreement to be executed by their respective representatives thereunto duly authorized as of the date first above written.

Seller:
Aptevo THERAPEUTICS INC.

By:	/s/ Marvin White
	Name:	Marvin White
	Title:	President & CEO

Buyer:
HEALTHCARE ROYALTY PARTNERS IV, L.P.

By:	HealthCare Royalty GP IV, LLC, its general partner

By:	/s/ Clarke B. Futch
Name:	Clarke B. Futch
Title:	Authorized Signatory

Signature Page to Royalty Purchase Agreement

Exhibit A

to Royalty Purchase Agreement

Bill of Sale and Assignment

Bill of Sale and Assignment made as of March 30, 2021, by and between Aptevo THERAPEUTICS INC., a Delaware corporation (“Seller”), and HEALTHCARE ROYALTY PARTNERS IV, L.P., a Delaware limited partnership (“Buyer”)

WHEREAS, Seller and Buyer have entered into that certain Royalty Purchase Agreement, dated as of March 30, 2021 (the “Purchase Agreement”), pursuant to which, among other things, Seller has agreed to sell, transfer, assign and convey to Buyer all of Seller’s right, title and interest in and to the Purchased Assets.  Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and obligations set forth herein and in the Purchase Agreement and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as set forth below.

Section 1.Sale and Assignment of Assets.  Upon the terms of and subject to the conditions of the Purchase Agreement and the License Agreement, Seller hereby sells, transfers, assigns and conveys to Buyer all of its right, title and interest in and to the Purchased Assets.

Section 2.Acceptance.  Buyer hereby purchases, acquires and accepts such right, title and interest in and to the Purchased Assets.

Section 3.Excluded Assets.  The parties hereto hereby agree that none of the Excluded Assets or the Excluded Liabilities and Obligations are sold, transferred, assigned or conveyed hereby, all of which are retained by Seller.

Section 4.Other.  This Bill of Sale and Assignment (i) is made pursuant to, and is subject to the terms of, the Purchase Agreement and (ii) shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective permitted successors and assigns in accordance with the terms of the Purchase Agreement.  This Bill of Sale and Assignment is for the sole benefit of the parties hereto and their respective permitted successors and assigns and not for the benefit of any third party.

Section 5.Governing Law.  This Bill of Sale and Assignment shall be governed exclusively by the laws of the State of New York, without regard to any conflict of law provisions that would dictate the application of the laws of another jurisdiction.

Section 6.Counterparts.  This Bill of Sale and Assignment may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Copies of executed counterparts transmitted by email with PDF attachment shall be considered original executed counterparts.

A-1

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A-2

In Witness Whereof, the undersigned have caused this Bill of Sale and Assignment to be executed by their respective representatives thereunto duly authorized as of the date first above written.

Seller:
Aptevo THERAPEUTICS INC.

By:	/s/ Marvin White
	Name:	Marvin White
	Title:	President & CEO

Buyer:
HEALTHCARE ROYALTY PARTNERS IV, L.P.

By:	HealthCare Royalty GP IV, LLC, its general partner

By:	/s/ Clarke B. Futch
Name:	Clarke B. Futch
Title:	Authorized Signatory

Signature Page to Bill of Sale and Assignment

Exhibit B

to Royalty Purchase Agreement

Disclosure ScheduleS

These Disclosure Schedules to the representations and warranties of Seller have been prepared in connection with the Royalty Purchase Agreement, dated as of March 30, 2021 (the “Agreement”), between Aptevo THERAPEUTICS INC., a Delaware corporation (“Seller” or “Aptevo”), and HEALTHCARE ROYALTY PARTNERS IV, L.P. (“Buyer”).

1.Definitions; Interpretation.

(a)Unless otherwise defined in these Disclosure Schedules, terms defined in the Agreement shall have the same meanings when used herein.

(b)Certain matters set forth in these Disclosure Schedules are included for informational purposes only, notwithstanding the fact that, because they do not rise above applicable materiality thresholds or otherwise, they would not be required to be set forth herein by the terms of the Agreement.  Identification of such matters shall not be taken as an admission by Seller that such disclosure is required to be made under the terms of any provision of the Agreement, and in no event shall the disclosure of such matters be deemed or interpreted to broaden or otherwise amend the representations, warranties or covenants contained in the Agreement or the scope of Seller’s disclosure obligations under the Agreement.

(c)The Disclosure Schedules have been arranged and numbered in sections and subsections corresponding to each Section or subsection of this Article IV as to which Seller is limiting or otherwise qualifying its representations and warranties (without any need for reference of any kind in Article IV hereof to such Section or subsection of the Disclosure Schedules); provided, however, that any information disclosed in the Disclosure Schedules under any such Section or subsection shall qualify only the specifically identified sections or subsections of the Disclosure Schedules and shall not qualify any other provision.

2.Exceptions.

Section 4.9(a). Seller does not have a copy of the original Amendment No. 1 to the License Agreement.  Buyer has been provided with the version of Amendment No. 1 available on Edgar.

Section 4.9(n). Seller is only aware of RUXIENCE, including RUXIENCE products subject to customary rebranding for ex-US territories. For avoidance of doubt, Seller is not aware of any CD20 Biosimilar Products being developed or commercialized by Pfizer that would compete with RUXIENCE.

B-1

Exhibit C

to Royalty Purchase Agreement

March 30, 2021

PFIZER INSTRUCTION LETTER

VIA E-MAIL AND FAX

Pfizer Inc.

235 East 42nd Street

New York, NY 10017

Attention: Kathy Yang, Assistant General Counsel

Email: katherine.lee.yang@pfizer.com

Ladies and Gentlemen:

1.Reference is hereby made to that certain Collaboration and License Agreement dated as of December 19, 2005 (as amended, amended and restated, supplemented or otherwise modified from time to time, including by the notice of termination dated as of June 22, 2012 (the “License Agreement”), by and between Aptevo Therapeutics Inc. (“Aptevo”) and Pfizer Inc. (“Pfizer”, “you” or “your”)).

2.Effective as of the date hereof, Aptevo has sold, transferred, assigned and conveyed to HealthCare Royalty Partners IV, LP (“Buyer”) all of Aptevo’s right, title and interest in and to the surviving provisions under the License Agreement.

3.Accordingly, you are hereby directed to pay 100% of all payments due to Aptevo under the License Agreement to Citizens Bank, N.A., as escrow agent.

4.All payments to Buyer should be made by wire transfer of United States dollars to the account set forth below.

Buyer Account
Bank Name	:	Citizens Bank, N.A.
Bank Address	:	1 Citizens Drive ROP 140, Riverside, RI 02915
ABA Number	:	021313103
Account Name	:	CITIZENS BANK NA
	:	AGT FOR HCR COLLATERAL MANAGEMENT LLC
Account Number	:	4021277322
Ref	:	Aptevo Therapeutics

5.In addition, you are hereby directed, beginning with the royalty report for the calendar quarter ending March 31, 2021, to send a copy of each Royalty Report to be furnished pursuant to Section 5.5.2 of the License Agreement to Buyer by e-mail at the following addresses:

C-1

Clarke.Futch@hcroyalty.com

Matthew.Bullard@hcroyalty.com

For clarity, you will continue to send each Royalty Report to be furnished pursuant to Section 5.5.2 of the License Agreement to Aptevo in addition to Buyer.

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C-2

Thank you very much for your cooperation regarding this matter.

Signed	by	Marvin White
for and on behalf of
Aptevo Therapeutics inc.
/s/ Marvin White
Title:		President & CEO

Signature Page to Pfizer Instruction Letter

cc:

Pfizer / Wyeth Pharmaceuticals

500 Arcola Road

Collegeville, Pennsylvania 19426

Attn: Senior Vice President, Corporate Business Development

Fax: 484-865-6476

Exhibit D

to Royalty Purchase Agreement

LEGAL OPINION

Omitted.

D-1

Exhibit E

to Royalty Purchase Agreement

Escrow agreement

Omitted.

E-1

Exhibit F

to Royalty Purchase Agreement

License Agreement

Omitted.